Exhibit 4.1

XFONE, INC.

2007 STOCK INCENTIVE PLAN

1.Purpose

The Xfone, Inc. 2007 Stock Incentive Plan is intended to promote the best interests of the Corporation, and its stockholders by (i) assisting the Corporation and its Affiliates in the recruitment and/or retention of persons with ability and initiative, (ii) providing an incentive to such persons to contribute to the growth and success of the Corporation’s businesses by affording such persons equity participation in the Corporation, and (iii) associating the interests of such persons with those of the Corporation and its Affiliates and stockholders.

2.Definitions

As used in this Plan the following definitions shall apply:

A. “Affiliate” means (i) any Subsidiary of the Corporation, (ii) any Parent of the Corporation, (iii) any corporation, or trade or business (including, without limitation, a partnership, limited liability company or other entity) which is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Corporation or one of its Affiliates, (iv) any other entity in which the Corporation or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; and (v) any executive officer, director or ten percent (10%) shareholder of the Corporation;

B. “Award” means any Option or Stock Award granted hereunder.

C. “Board” means the Board of Directors of the Corporation.

D. “Code” means the Internal Revenue Code of 1986, and any amendments thereto.

E. “Committee” means the Board or any Committee of the Board to which the Board has delegated any responsibility for the implementation, interpretation or administration of this Plan.

F. “Common Stock” means the common stock, $0.001 par value, of the Corporation.

G. “Consultant” means any natural person performing consulting or advisory services for the Corporation or any Affiliate.

H. “Corporation” means Xfone, Inc., a Nevada corporation.

I. “Corporation Law” means the Nevada Revised Statutes.

J. “Date of Grant” means the date that the Committee approves an Option grant; provided, that all terms of such grant, including the amount of shares subject to the grant, exercise price and vesting are defined at such time.

K. “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations under Section 7.D of this Plan.

L. “Deferred Shares” means an award pursuant to Section 7.D of this Plan of the right to receive shares of Common Stock at the end of a specified Deferral Period.

M. “Director” means a member of the Board.

N. “Eligible Person” means an employee of the Corporation or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan), a Director or a Consultant to the Corporation or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan).

O. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

P. “Fair Market Price” means, on any given date, the current fair market price of the shares of Common Stock as determined as follows:

(i) If the Common Stock is traded on a national securities exchange, including the American Stock Exchange, the closing price for the day of determination as quoted on such market or exchange, whichever is the primary market or exchange for trading of the Common Stock (provided that the Common Stock continues to be listed on the American Stock Exchange it shall be deemed to be the primary market or exchange) or if no trading occurs on such date, the last day on which trading occurred, or such other appropriate date as determined by the Committee in its discretion, as reported by such market or exchange or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Price shall be the mean between the high and the low asked prices for the Common Stock for the day of determination; or

(iii) In the absence of an established market for the Common Stock, Fair Market Price shall be determined by the Committee in good faith.

Q. “Family Member” means a parent, child, spouse or sibling.

R. “Incentive Stock Option” means an Option (or portion thereof) intended to qualify for special tax treatment under Section 422 of the Code.

S. “Nonqualified Stock Option” means an Option (or portion thereof) which is not intended or does not for any reason qualify as an Incentive Stock Option.

T. “Option” means any option to purchase shares of Common Stock granted under this Plan.

U. “Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation if each of the corporations (other than the Corporation) owns stock possessing of at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. “Participant” means an Eligible Person who (i) is selected by the Committee or a delegated officer of the Corporation to receive an Award and (ii) is party to an agreement setting forth the terms of the Award, as appropriate.

W. “Performance Agreement” means an agreement described in Section 8 of this Plan.

X. “Performance Objectives” means the performance objectives established by the Committee pursuant to this Plan for Participants who have received grants of Stock Awards. Performance Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Participant or the Affiliate, division, department or function within the Corporation or Affiliate in which the Participant is employed or has responsibility. Any Performance Objectives applicable to Awards to the extent that such an Award is intended to qualify as “Performance Based Compensation” under Section 162(m) of the Code shall be limited to specified levels of or increases in the Corporation’s or a business unit’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, economic value added, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, sales growth, gross margin return on investment, increase in the Fair Market Price of the shares,  net operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investments (which equals net cash flow divided by total capital), internal rate of return, increase in net present value or expense targets. The Awards intended to qualify as “Performance Based Compensation” under Section 162(m) of the Code shall be pre-established in accordance with applicable regulations under Section 162(m) of the Code and the determination of attainment of such goals shall be made by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation (including an event described in Section 9), or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made to an Award intended to qualify as “Performance Based Compensation” under Section 162(m) of the Code unless the Committee determines that such modification will not result in loss of such qualification or the Committee determines that loss of such qualification is in the best interests of the Corporation.

Y. “Performance Period” means a period of time established under Section 8 of this Plan within which the Performance Objectives relating to a Stock Award are to be achieved.

Z. “Performance Share” means a an award pursuant to Section 8 of this Plan of the right to receive shares of Common Stock upon the achievement of specified Performance Objectives.

AA. “Plan” means this Xfone, Inc. 2007 Stock Incentive Plan.

BB. “Repricing” means, other than in connection with an event described in Section 9 of this Plan, (i) lowering the exercise price of an Option or Stock Appreciation Right after it has been granted or (ii) canceling an Option or Stock Appreciation Right at a time when the exercise price exceeds the then Fair Market Price of the Common Stock in exchange for another Option or Stock Award.

CC. “Restricted Stock Award” means an award of Common Stock under Section 7.B.

DD. “Securities Act” means the Securities Act of 1933, as amended.

EE. “Stock Award” means a Stock Bonus Award, Restricted Stock Award, Stock Appreciation Right, Deferred Shares, or Performance Shares.

FF. “Stock Bonus Award” means an award of Common Stock under Section 7.A.

GG. “Stock Appreciation Right” means an award of a right of the Participant under Section 7.C to receive a payment in cash or shares of Common Stock (or a combination thereof) based on the increase in Fair Market Price of the shares of Common Stock covered by the award between the date of grant of such award and the Fair Market Price of the Common Stock on the date of exercise of such Stock Appreciation Right.

HH. “Stock Award Agreement” means a written agreement between the Corporation and a Participant setting forth the specific terms and conditions of a Stock Award granted to the Participant under Section 7. Each Stock Award Agreement shall be subject to the terms and conditions of this Plan and shall include such terms and conditions as the Committee shall authorize.

II. “Stock Option Agreement” means a written agreement between the Corporation and a Participant setting forth the specific terms and conditions of an Option granted to the Participant. Each Stock Option Agreement shall be subject to the terms and conditions of this Plan and shall include such terms and conditions as the Committee shall authorize.

JJ. “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.

KK. “Ten Percent Owner” means any Eligible Person owning at the time an Option is granted more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of a Parent or Subsidiary. An individual shall, in accordance with Section 424(d) of the Code, be considered to own any voting stock owned (directly or indirectly) by or for such Eligible Person’s brothers, sisters, spouse, ancestors and lineal descendants and any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

3. implementation. interpetation and Administration

A. Delegation to Board Committee. The Board shall have the sole authority to implement and/or interpret and/or administer this Plan unless the Board delegates all or any portion of its authority to implement and/or interpret and/or administer this Plan to a committee of the Board. To the extent not prohibited by the Articles of Incorporation or Bylaws of the Corporation, the Board may delegate all or a portion of its authority to implement and/or interpret and/or administer this Plan to a committee of the Board appointed by the Board and constituted in compliance with the applicable Corporation Law. Such committee shall consist of two (2) or more Directors who are (i) Non-Employee Directors (within the meaning of Rule 16b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Awards granted to Eligible Persons who are subject to Section 16 of the Exchange Act; (ii) to the extent required by the rules of the market on which the Corporation’s shares are traded or the exchange on which the Corporation’ shares are listed, “independent” within the meaning of such rules; and (iii) at such times as an Award under this Plan by the Corporation is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards and administration of the Awards by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code.

B. Delegation to Officers. The Committee may delegate to one or more officers of the Corporation the authority to grant Awards to Eligible Persons who are not Directors or executive officers of the Corporation or its Affiliates; provided that the Committee shall have fixed the total number of shares of Common Stock that may be subject to such Awards. No officer holding such a delegation is authorized to grant Awards to himself or herself or to any Family Member. In addition to the Committee, the officer or officers to whom the Committee has delegated the authority to grant Awards shall have all powers delegated to the Committee with respect to such Awards.

C. Powers of the Committee. Subject to the provisions of this Plan, and in the case of a committee appointed by the Board, the specific duties delegated to such committee, the Committee (and the officers to whom the Committee has delegated such authority) shall have the authority:

(i) To construe and interpret all provisions of this Plan and all Stock Option Agreements, Stock Award Agreements, Performance Agreements, or any other agreements under this Plan.

(ii) To determine the Fair Market Price of Common Stock in the absence of an established market for the Common Stock.

(iii) To select the Eligible Persons to whom Awards are granted from time to time hereunder, upon the recommendation of the Corporation’s management.

(iv) To determine the number of shares of Common Stock covered by an Award; to determine whether an Option shall be an Incentive Stock Option or Nonqualified Stock Option; and to determine such other terms and conditions, not inconsistent with the terms of this Plan, of each such Award. Such terms and conditions include, but are not limited to, the exercise price of an Option, purchase price of Common Stock subject to a Stock Award, the time or times when Options or Stock Awards may be exercised or Common Stock issued thereunder, the right of the Corporation to repurchase Common Stock issued pursuant to the exercise of an Option or a Stock Award and other restrictions or limitations (in addition to those contained in this Plan) on the forfeitability or transferability of Options, Stock Awards or Common Stock issued upon exercise of an Option or pursuant to a Stock Award. Such terms may include conditions which shall be determined by the Committee and need not be uniform with respect to Participants.

(v) To accelerate the time at which any Option or Stock Award may be exercised, or the time at which a Stock Award or Common Stock issued under this Plan may become transferable or non-forfeitable.

(vi) To determine whether and under what circumstances an Option may be settled in cash, shares of Common Stock or other property under Section 6.I instead of Common Stock.
(vii) To waive, amend, cancel, extend, renew, accept the surrender of, modify or accelerate the vesting of or lapse of restrictions on all or any portion of an outstanding Award. Except as otherwise provided by this Plan, the Stock Option Agreement, Stock Award Agreement or Performance Agreement or as required to comply with applicable law, regulation or rule, no amendment, cancellation or modification shall, without a Participant’s consent, adversely affect any rights of the Participant; provided, however, that (x) an amendment or modification that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be treated as adversely affecting the rights of the Participant and (y) any other amendment or modification of any Stock Option Agreement, Stock Award Agreement or Performance Agreement that does not, in the opinion of the Committee, adversely affect any rights of any Participant, shall not require such Participant’s consent. Notwithstanding the foregoing, the restrictions on the Repricing of Options and Stock Appreciation Rights, as set forth in this Plan, may not be waived.

(viii) To prescribe the form of Stock Option Agreements, Stock Award Agreements, Performance Agreements, or any other agreements under this Plan; to adopt policies and procedures for the exercise of Options or Stock Awards, including the satisfaction of withholding obligations; to adopt, amend, and rescind policies and procedures pertaining to the administration of this Plan; and to make all other determinations necessary or advisable for the administration of this Plan. Except for the due execution of the award agreement by both the Corporation and the Participant, the Award’s effectiveness will not be dependent on any signature unless specifically so provided in the award agreement.

The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any general power or authority of the Committee; provided that the Committee may not exercise any right or power expressly reserved to the Board. Any decision made, or action taken, by the Committee or in connection with the implementation, interpretation and administration of this Plan shall be final, conclusive and binding on all persons or entities having an interest in this Plan.

4.Eligibility

A. Eligibility for Awards. Awards, other than Incentive Stock Options, may be granted to any Eligible Person selected by the Committee, upon the recommendation of the Corporation’s management. Incentive Stock Options may be granted only to employees of the Corporation or a Parent or a Subsidiary, upon the recommendation of the Corporation’s management.

B. Eligibility of Consultants. A Consultant shall be an Eligible Person only if the offer or sale of the Corporation’s securities would be eligible for registration on Form S-8 Registration Statement (or any successor form) because of the identity and nature of the service provided by such Consultant, unless the Corporation determines that an offer or sale of the Corporation’s securities to such Consultant will satisfy another exemption from the registration under the Securities Act and complies with the securities laws of all other jurisdictions applicable to such offer or sale.  Awards to Consultants shall be granted upon the recommendation of the Corporation’s management.

C. Substitution Awards. The Committee may make Awards under this Plan by assumption, in substitution or replacement of performance shares, phantom shares, stock awards, stock options, stock appreciation rights or similar awards granted by another entity (including an Affiliate) in connection with a merger, consolidation, acquisition of property or stock or similar transaction. Notwithstanding any provision of this Plan (other than the maximum number of shares of Common Stock that may be issued under this Plan), the terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate.

5.Common Stock Subject to Plan

A. Share Reserve and Limitations on Grants. The maximum aggregate number of shares of Common Stock that may be (i) issued under this Plan pursuant to the exercise of Options, (ii) issued pursuant to Stock Awards shall be eight million (8,000,000). The number of shares of Common Stock subject to this Plan shall be subject to adjustment as provided in Section 9.  Subject to adjustment as provided in Section 9 and notwithstanding any provision hereto to the contrary, shares subject to this Plan shall include shares forfeited in a prior year as provided herein.  No single Participant may receive more than twenty-five percent (25%) of the total shares awarded in any single year.

B. Reversion of Shares. If an Option or Stock Award is terminated, expires or becomes unexercisable, in whole or in part, for any reason, the unissued or unpurchased shares of Common Stock (or shares subject to an unexercised Stock Appreciation Right) which were subject thereto shall become available for future grant under this Plan. Shares of Common Stock that have been actually issued under this Plan shall not be returned to the share reserve for future grants under this Plan; except that shares of Common Stock issued pursuant to a Stock Award which are forfeited to the Corporation or repurchased by the Corporation at the original purchase price of such shares, shall be returned to the share reserve for future grant under this Plan.

C. Source of Shares. Common Stock issued under this Plan may be shares of authorized and unissued Common Stock or shares of previously issued Common Stock that have been reacquired by the Corporation.

6.Options

A. Award. In accordance with the provisions of Section 4, the Committee will designate each Eligible Person to whom an Option is to be granted, upon the recommendation of the Corporation’s management, and will specify the number of shares of Common Stock covered by such Option. The Stock Option Agreement shall specify whether the Option is an Incentive Stock Option or Nonqualified Stock Option, the exercise price of the such Option, the vesting schedule applicable to such Option, the expiration date of such Option, events of termination of such Option, and any other terms of such Option. The terms and conditions of Stock Option Agreements may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Options need not be identical. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option but instead shall be deemed a Nonqualified Stock Option.

B. Option Price. The exercise price per share for Common Stock subject to an Option shall be determined by the Committee, but shall comply with the following:

(i) The exercise price per share for Common Stock subject to an Option shall not be less than one hundred percent (100%) of the Fair Market Price on the Date of Grant.

(ii) The exercise price per share for Common Stock subject to an Incentive Stock Option granted to a Participant who is deemed to be a Ten Percent Owner on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Price on the Date of Grant.

C. Maximum Option Period. Unless a shorter period is provided by the Stock Option Agreement, the maximum period during which an Option may be exercised shall be seven (7) years from the Date of Grant of such Option. In the case of an Incentive Stock Option that is granted to a Participant who is or is deemed to be a Ten Percent Owner on the Date of Grant, such Option shall not be exercisable after the expiration of five (5) years from the Date of Grant.

D. Maximum Value of Options which are Incentive Stock Options. To the extent that the aggregate Fair Market Price of the Common Stock with respect to which Incentive Stock Options granted to any Participant are exercisable for the first time during any calendar year (under all stock option plans of the Corporation or any Parent or Subsidiary) exceeds $100,000 (or such other amount provided in Section 422 of the Code), the Options shall not be deemed to be Incentive Stock Options. For purposes of this section, the Fair Market Price of the Common Stock will be determined as of the time the Incentive Stock Option with respect to the Common Stock is granted. This section will be applied by taking Incentive Stock Options into account in the order in which they are granted.

E. Nontransferability. Options granted under this Plan which are intended to be Incentive Stock Options shall be nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant shall be exercisable by only the Participant to whom the Incentive Stock Option is granted. Except to the extent transferability of a Nonqualified Stock Option is provided for in the Stock Option Agreement or is approved by the Committee, during the lifetime of the Participant to whom the Nonqualified Stock Option is granted, such Option may be exercised only by the Participant. If the Stock Option Agreement so provides or the Committee so approves, a Nonqualified Stock Option may be transferred by a Participant through a gift or domestic relations order to the Participant’s Family Members to the extent in compliance with applicable securities laws and regulations and provided that such transfer is not a transfer for value (within the meaning of applicable securities laws and regulations). The holder of a Nonqualified Stock Option transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant, unless such obligation is to the Corporation itself or to an Affiliate.

F. Vesting. Options will vest as provided in the Stock Option Agreement. The Stock Option Agreement shall provide for specific vesting provisions.

G. Termination. Options will terminate as provided in the Stock Option Agreement. The Stock Option Agreement shall provide for specific events of termination.

H. Exercise. Subject to the provisions of this Plan and the applicable Stock Option Agreement, an Option may be exercised to the extent vested in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Stock Option Agreement with respect to the remaining shares subject to the Option. The Participant may face certain restrictions on his/her/its ability to exercise Options and/or sell underlying shares when such Participant is potentially in possession of insider information. The Corporation will make the Participant aware of any formal insider trading policy it adopts, and the provisions of such insider trading policy (including any amendments thereto) shall be binding upon the Participant.

I. Payment. Unless otherwise provided by the Stock Option Agreement, payment of the exercise price for an Option shall be made in cash or a cash equivalent acceptable to the Committee or if the Common Stock is traded on an established securities market, by payment of the exercise price by a broker-dealer or by the Option holder with cash advanced by the broker-dealer if the exercise notice is accompanied by the Option holder’s written irrevocable instructions to deliver the Common Stock acquired upon exercise of the Option to the broker-dealer or by delivery of the Common Stock to the broker-dealer with an irrevocable commitment by the broker-dealer to forward the exercise price to the Corporation. With the consent of the Committee, payment of all or a part of the exercise price of an Option may also be made (i) by surrender to the Corporation (or delivery to the Corporation of a properly executed form of attestation of ownership) of shares of Common Stock that have been held for such period prior to the date of exercise as is necessary to avoid adverse accounting treatment to the Corporation, or (ii) any other method acceptable to the Committee, including without limitation, the withholding of shares receivable upon settlement of the option in payment of the exercise price. If Common Stock is used to pay all or part of the exercise price, the sum of the cash or cash equivalent and the Fair Market Price (determined as of the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

J. Stockholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option and the certificate for shares of Common Stock to be received on exercise of such Option has been issued by the Corporation.

K. Disposition and Stock Certificate Legends for Incentive Stock Option Shares. A Participant shall notify the Corporation of any sale or other disposition of Common Stock acquired pursuant to an Incentive Stock Option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Chief Financial Officer of the Corporation or in his/her absence, the Chief Executive Officer. The Corporation may require that certificates evidencing shares of Common Stock purchased upon the exercise of Incentive Stock Option issued under this Plan be endorsed with a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO ___, 20___, IN THE ABSENCE OF A WRITTEN STATEMENT FROM THE CORPORATION TO THE EFFECT THAT THE CORPORATION IS AWARE OF THE FACTS OF SUCH SALE OR TRANSFER.

The blank contained in this legend shall be filled in with the date that is the later of (i) one year and one day after the date of the exercise of such Incentive Stock Option or (ii) two years and one day after the grant of such Incentive Stock Option.
L. No Repricing. In no event shall the Committee permit a Repricing of any Option without the approval of the stockholders of the Corporation.

7.Stock Awards

A. Stock Bonus Awards. Stock Bonus Awards shall be granted by the Committee upon the recommendation of the Corporation’s management. Each Stock Award Agreement for a Stock Bonus Award shall be in such form and shall contain such terms and conditions (including provisions relating to consideration, vesting, reacquisition of shares following termination, and transferability of shares) as the Committee shall deem appropriate. The terms and conditions of Stock Award Agreements for Stock Bonus Awards may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Stock Bonus Awards need not be identical.

B. Restricted Stock Awards. Restricted Stock Awards shall be granted by the Committee upon the recommendation of the Corporation’s management. Each Stock Award Agreement for a Restricted Stock Award shall be in such form and shall contain such terms and conditions (including provisions relating to purchase price, consideration, vesting, reacquisition of shares following termination, and transferability of shares) as the Committee shall deem appropriate. The terms and conditions of the Stock Award Agreements for Restricted Stock Awards may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Restricted Stock Awards need not be identical. Vesting of any grant of Restricted Stock Awards may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of this Plan regarding Performance Shares.

C. Stock Appreciation Rights. Stock Awards for Stock Appreciation Rights shall be granted by the Committee upon the recommendation of the Corporation’s management.  Each Stock Award Agreement for Stock Appreciation Rights shall be in such form and shall contain such terms and conditions (including provisions relating to vesting, reacquisition of shares following termination, and transferability of shares) as the Committee shall deem appropriate. The terms and conditions of Stock Award Agreements for Stock Appreciation Rights may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Stock Appreciation Rights need not be identical. No Stock Appreciation Right shall be exercisable after the expiration of seven (7) years from the date such Stock Appreciation Right is granted. The base price per share for each share of Common Stock covered by an award of Stock Appreciation Rights shall not be less than one hundred percent (100%) of the Fair Market Price of a share of Common Stock on the date of grant. In no event shall the Committee permit a Repricing of any Stock Appreciation Right without the approval of the stockholders of the Corporation. The Participant shall not have any rights as a stockholder with respect to the shares of Common Stock covered by an award of Stock Appreciation Rights and shall not have any right to vote such shares until the exercise of the Stock Appreciation Right.  If the payment made to reflect the increase in Fair Market Price is made in shares of Common Stock then the Participant will have all rights as a stockholder with respect to such shares.

D. Deferred Shares. The Committee may authorize grants of Deferred Shares to Participants upon the recommendation of the Corporation’s management, and upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(i) Each grant shall constitute the agreement by the Corporation to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(ii) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Price on the date of grant.

(iii) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the date of grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Corporation or other similar transaction or event.

(iv) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the date of grant, authorize the payment of dividend or other distribution equivalents on such shares in cash or additional shares on a current, deferred or contingent basis.

(v) Any grant, or the vesting thereof, may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of this Plan regarding Performance Shares.

(vi) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with this Plan. The terms and conditions of the agreements for Deferred Shares may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Deferred Shares need not be identical.

8.Performance Shares

A. The Committee may authorize grants of Performance Shares upon the recommendation of the Corporation’s management, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(i) Each grant shall specify the number of Performance Shares to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(ii) The Performance Period with respect to each Performance Share shall commence on the date established by the Committee and may be subject to earlier termination in the event of a change in control of the Corporation or similar transaction or event.

(iii) Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

(iv) Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(v) Each grant shall specify the time and manner of payment of Performance Shares that shall have been earned, and any grant may specify that any such amount may be paid by the Corporation in cash, shares of Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(vi) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the date of grant.

(vii) Any grant of Performance Shares may provide for the payment to the Participant of dividend or other distribution equivalents thereon in cash or additional shares of Common Stock on a current, deferred or contingent basis.

(viii) If provided in the terms of the grant and subject to the requirements of Section 162(m) of the Code (in the case of awards intended to qualify for exception therefrom), the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the date of grant that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(ix) Each grant shall be evidenced by an agreement that shall be delivered to and accepted by the Participant, which shall state that the Performance Shares are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan. The terms and conditions of the agreements for Performance Shares may change from time to time and need not be uniform with respect to Participants, and the terms and conditions of separate Performance Shares need not be identical.

(x) Until the achievement of the Performance Objectives and the resulting issuance of the Performance Shares, the Participant shall not have any rights as a stockholder in the Performance Shares and shall not have any right to vote such shares, but the Committee may on or after the date of grant, authorize the payment of dividend or other distribution equivalents on such shares in cash or additional shares on a current, deferred or contingent basis.

9.Changes in Capital Structure

A. No Limitations of Rights. The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

B. Changes in Capitalization. If the Corporation shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving consideration therefore in money, services or property, then (i) the number, class, and per share price of shares of Common Stock subject to outstanding Options and other Awards hereunder and (ii) the number and class of shares then reserved for issuance under this Plan and the maximum number of shares for which Awards may be granted to a Participant during a specified time period shall be appropriately and proportionately adjusted. The conversion of convertible securities of the Corporation shall not be treated as effected “without receiving consideration.” The Committee shall make such adjustments, and its determinations shall be final, binding and conclusive.

C. Merger, Consolidation or Asset Sale. If the Corporation is merged or consolidated with another entity or sells or otherwise disposes of substantially all of its assets to another entity while Options or Stock Awards remain outstanding under this Plan, unless provisions are made in connection with such transaction for the continuance of this Plan and/or the assumption or substitution of such Options or Stock Awards with new options or stock awards covering the stock of the successor entity, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, then all outstanding Options and Stock Awards which have not been continued, assumed or for which a substituted award has not been granted shall, whether or not vested or then exercisable, unless otherwise specified in the Stock Option Agreement or Stock Award Agreement, terminate immediately as of the effective date of any such merger, consolidation or sale.

D. Limitation on Adjustment. Except as previously expressly provided, neither the issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, nor the increase or decrease of the number of authorized shares of stock, nor the addition or deletion of classes of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Options or Stock Awards.

10.Withholding of Taxes

The Corporation or an Affiliate (including through its brokers or agents) shall have the right, before any certificate for any Common Stock is delivered, to deduct or withhold from any payment owed to a Participant any amount that is necessary in order to satisfy any withholding requirement that the Corporation or Affiliate in good faith believes is imposed upon it in connection with U.S. (or any other country’s) federal, state, or local taxes, including transfer taxes, as a result of the issuance of, or lapse of restrictions on, such Common Stock, or otherwise require such Participant to make provision for payment of any such withholding amount. Subject to such conditions as may be established by the Committee, the Committee may permit a Participant to (i) have Common Stock otherwise issuable under an Option or Stock Award withheld to the extent necessary to comply with minimum statutory withholding rate requirements, (ii) tender back to the Corporation shares of Common Stock received pursuant to an Option or Stock Award to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income, (iii) deliver to the Corporation previously acquired Common Stock, (iv) have funds withheld from payments of wages, salary, fee or other cash compensation due the Participant, (v) pay the Corporation or its Affiliate in cash, in order to satisfy part or all of the obligations for any taxes required to be withheld or otherwise deducted and paid by the Corporation or its Affiliate with respect to the Option or Stock Award; or (vi) establish a 10b5-1 trading plan for withheld stock designed to facilitate the sale of stock in connection with the vesting of such shares, the proceeds of which shall be utilized to make all applicable withholding payments in a manner to be coordinated by the Corporation’s Chief Financial Officer.

11.Compliance with Law and Approval of Regulatory Bodies

A. General Requirements. No Option or Stock Award shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Corporation is a party, and the rules of all domestic stock exchanges or quotation systems on which the Corporation’s shares may be listed, including but not limited to the American Stock Exchange and the Tel Aviv Stock Exchange.  The Corporation shall have the right to rely on an opinion of its counsel as to such compliance. In the absence of an effective and current registration statement on an appropriate form under the Securities Act, or a specific exemption from the registration requirements of the Securities Act, shares of Common Stock issued under this Plan shall be restricted shares. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option is exercised may bear such restrictive legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or Stock Award shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Corporation has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

B. Participant Representations. The Committee may require that a Participant, as a condition to receipt or exercise of a particular award, execute and deliver to the Corporation a written statement, in form satisfactory to the Committee, in which the Participant represents and warrants that the shares are being acquired for such Participant’s own account, for investment only and not with a view to the resale or distribution thereof. The Participant shall, at the request of the Committee, be required to represent and warrant in writing that any subsequent resale or distribution of shares of Common Stock by the Participant shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer of sale or sale of such shares, obtain a prior favorable written opinion of counsel, in form and substance satisfactory to counsel for the Corporation, as to the application of such exemption thereto.

12.General Provisions

A. Effect on Employment and Service. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall (i) confer upon any individual any right to continue in the employ or service of the Corporation or an Affiliate, (ii) in any way affect any right and power of the Corporation or an Affiliate to change an individual’s duties or terminate the employment or service of any individual at any time with or without assigning a reason therefore or (iii) except to the extent the Committee grants an Option or Stock Award to such individual, confer on any individual the right to participate in the benefits of this Plan.

B. Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to this Plan shall be used for working capital and/or investment in equipment and/or acquisitions and/or business development.

C. Unfunded Plan. This Plan, insofar as it provides for grants, shall be unfunded, and the Corporation shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Corporation to any Participant with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

D. Rules of Construction. Headings are given to the Sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

E. Choice of Law. This Plan and all Stock Option Agreements, Stock Award Agreements, and Performance Agreements (or any other agreements) entered into under this Plan shall be interpreted under the Corporation Law excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the Corporation Law.

F. Fractional Shares. The Corporation shall not be required to issue fractional shares pursuant to this Plan. The Committee may provide for elimination of fractional shares or the settlement of such fraction shares in cash.

G. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by the Corporation or any Affiliate outside of the United States, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Corporation.

13.Amendment and Termination

The Committee may amend or terminate this Plan from time to time; provided, however, that stockholder approval shall be required for any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under this Plan, except as contemplated by Section 5.A or Section 9.B; (ii) changes the class of Participants eligible to receive Incentive Stock Options; (iii) modifies the restrictions on Repricings set forth in this Plan; or (iv) is required by the terms of any applicable law, regulation or rule, including the rules of any market on which the Corporation shares are traded or exchange on which the Corporation shares are listed. Except as specifically permitted by this Plan, Stock Option Agreement or Stock Award Agreement or as required to comply with applicable law, regulation or rule, no amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option or Stock Award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be treated as adversely affecting the rights of the Participant. Any amendment requiring stockholder approval shall be approved by the stockholders of the Corporation within twelve (12) months of the date such amendment is adopted by the Committee.

14.Effective Date of Plan; Duration of Plan

A. This Plan shall be effective upon adoption by the Board, subject to approval within twelve (12) months by the stockholders of the Corporation. Unless and until this Plan has been approved by the stockholders of the Corporation, no Option or Stock Award may be exercised, and no shares of Common Stock may be issued under this Plan. In the event that the stockholders of the Corporation shall not approve this Plan within such twelve (12) month period, this Plan and any previously granted Options or Stock Awards shall terminate.

B. Unless previously terminated, this Plan will terminate ten (10) years after the date this Plan is adopted by the Board, except that Awards that are granted under this Plan prior to its termination will continue to be administered under the terms of this Plan until the Awards terminate, expire or are exercised.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by a duly authorized officer as of the date of adoption of this Plan by the Board.

Xfone, Inc.

/s/ Guy Nissenson
By:           ________________________
Guy Nissenson
President and CEO

Date of adoption: October 28, 2007